Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Investor Relations	Media Relations
Ciel Caldwell	Joseph Vukson
508.323.1198	508.323.1228
ciel_caldwell@3com.com	joseph_vukson@3com.com

3COM REPORTS FISCAL Q4 RESULTS

Records Sequential Revenue Gains Across All Regions

Fourth Quarter Highlights

•      Revenue of $177 million, up 10 percent sequentially;

•      Americas revenue increased 20 percent, Asia Pacific revenue grew 6 percent and EMEA revenue grew 2 percent over the third fiscal quarter; and

•      Enterprise networking products revenue of $164 million grew 11 percent sequentially, driven by a full quarter of TippingPoint product sales and strong double-digit growth in voice and wireless.

MARLBOROUGH, Mass. – June 29, 2005 – 3Com Corporation (NASDAQ: COMS) today reported financial results for its fourth quarter of fiscal year 2005 ended June 3, 2005.

Revenue for the quarter was $177 million. Gross profit was $62 million, or 35 percent of revenue.  Operating expenses were $125 million, including $8 million in restructuring charges and $4 million in amortization.  This resulted in a net loss of $58 million, or $0.15 per share.  This compares to a net loss of $53 million or $0.14 per share in the third quarter of fiscal year 2005, and $19 million, or $0.05 per share, for the fourth quarter of fiscal year 2004.

The company ended the quarter with $844 million in cash, cash equivalents and short-term investments.

These results are presented on a U.S. GAAP (Generally Accepted Accounting Principles) basis.  The net loss per share of $0.15 for the fourth quarter of fiscal year 2005 is not comparable to First Call EPS estimates.

NOTE: Attached is the full text of 3Com’s prepared remarks for the Q4 financial results conference call. Additional financial data is also attached.

Safe Harbor

This press release and Mr. Claflin’s and Mr. Halsted’s remarks on the quarterly results contain forward-looking statements within the meaning of the federal securities laws, including statements regarding the following: our future results of operations; expected sales and marketing, research and development, and general and administrative expenses, combined; the amount of annual royalty payments to certain suppliers in our first fiscal quarter; the date of our next earnings release; channel enhancements that we plan to implement in our EMEA region during the next two quarters; our pipeline of business; the integration of TippingPoint’s financial controls, order management, supply chain and other similar operations; our agreement to supply products to Edward Jones; changes to our go-to-market capabilities; our plans to add more enterprise-class partners during the next year; execution of our strategy; and an upcoming investor day currently schedule for the fall.  These statements are subject to risks and uncertainties that could cause actual results and events to differ materially, including fluctuations in the demand for our products; our ability to successfully manage costs and expenses; possible development or marketing delays relating to our product offerings; our ability to successfully integrate TippingPoint’s financial controls, order management, supply chain and other similar operations; expected changes to our sales channels outside of North America; and our ability to successfully expand our relationship with Edward Jones.  For a discussion of other risks and uncertainties associated with our business, please refer to our most recent filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended May 28, 2004 and Quarterly Report on Form 10-Q for the period ended February 25, 2005.  References to the financial information included in this press release and Mr. Claflin’s and Mr. Halsted’s remarks reflect rounded numbers and should be considered approximate values.

About 3Com Corporation

3Com Corporation (NASDAQ: COMS) is a leading provider of secure, converged voice and data networking solutions for enterprises of all sizes.  3Com offers a broad line of innovative products backed by world class sales, service and support, which excel at delivering business value for its customers.  Through its TippingPoint division, 3Com is the leading provider of network-based intrusion prevention systems that deliver in-depth application protection, infrastructure protection, and performance protection for corporate enterprises, government agencies, service providers and academic institutions. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

#   #   #

Copyright © 2005 3Com Corporation.  3Com and the 3Com logo are registered trademarks and TippingPoint is a trademark of 3Com Corporation.  All other company and product names may be trademarks of their respective holders.

Comments on the Fourth Quarter of Fiscal 2005

To be delivered during the analyst conference call by

Bruce Claflin, 3Com president and chief executive officer

We continued to see encouraging signs in the business during this past quarter.  With 10 percent sequential revenue growth as well as progress on key strategic initiatives, we are beginning to see the successful execution of our strategy.

•      For the second quarter in a row, all regions delivered sequential revenue growth. This was led by the Americas, which had 20 percent growth on top of the 10 percent sequential growth we experienced the previous quarter.

•      Our Voice over IP (VoIP) product lines enjoyed sequential growth of almost 30 percent, again following 20 percent growth last quarter.  We also signed our largest VoIP contract ever with Edward Jones, a leading financial services firm.

•      We announced Philips Business Communications is reselling 3Com products across Europe and in other markets where they do business.

Let me elaborate on each of these.

Within the Americas, North America had been a troubled geography for us.  However, beginning in the fiscal third quarter and accelerating in the fourth quarter, we have seen substantial growth.  I believe these improvements are linked to two factors.  First, a new sales management team, led by Jim Williams who joined 3Com seven months ago, has revitalized our North American operations.  They have continuously upgraded the skills of our field people, and they have hired a number of exceptionally talented professionals.  The second major factor is the channel enhancements we announced two quarters ago.  If you recall, these changes were initially disruptive and caused us to have a temporary slow down in our channel-related sales.  However, these were the right actions to take and now, six months later, we are seeing the benefits.

We need to see similar improvements in our EMEA business, which was only up modestly in what should have been a seasonally strong quarter.  To that end, James Fieger, our head of worldwide sales, has become the acting head of EMEA sales, which he will lead while he searches for a new head of this important geography.  In addition to bringing new leadership to this region, we will also roll out channel enhancements over the coming two quarters, leveraging successful elements from the program we implemented in the Americas.

Let me turn to a major product announcement we made on June 6.  There were two key elements to this announcement.  First, we announced the Switch 5500 family, an enterprise-class Layer 2/3/4 line of stackable edge switches available in 12 models with both 10/100 and Gigabit variants. In addition, we announced our new 3Com TippingPoint Quarantine Protection.  Quarantine Protection reaches out to 3Com switches to extend security control over network endpoints, without having to deploy client software or make changes to endpoint devices.  These new Huawei-3Com developed switches not only fill-out our enterprise-class edge-to-core switching line, but coupled with Quarantine Protection, deliver the first in a series of solutions that will leverage best-in-class security from TippingPoint across our network infrastructure products.

Regarding TippingPoint, we are pleased with the progress we have made in the first full quarter since the acquisition.  We see effective traction on three fronts: integration of customer-facing activities, back office integration and expansion of TippingPoint mission.  Over the past quarter we spent considerable time explaining the rationale and impact of this acquisition to all TippingPoint customers, partners and employees.  In addition, we trained virtually every 3Com account executive and network consultant on TippingPoint products as well as providing awareness training on heritage 3Com products for TippingPoint field personnel.  Despite this considerable workload, TippingPoint product revenues still saw sequential growth and very robust year-over-year growth.  We have begun rolling out an integrated channel program to leverage a subset of 3Com channels that have security initiatives. As a result, we generated TippingPoint product revenue in each geography from heritage 3Com channels and accounts.  In addition, we enter FY06 with a healthy pipeline of deals.  Further, back office integration work such as financial controls, order management, supply chain operations, etc., will largely be completed by the end of the first quarter of fiscal year 2006.

Strategically, all 3Com security initiatives have been transferred to TippingPoint.  As a result of TippingPoint owning 3Com’s security strategy, the group is charged with infusing security into our entire product line.

One of the many assets we received from this acquisition was talent.  That is why I was pleased to announce the creation of a CTO position in 3Com, which has been filled by Marc Willebeek-LeMair the former head of strategy for TippingPoint.  Dr. Willebeek-LeMair brings a wealth of networking and security experience not only from TippingPoint, but also as a result of nine years working in IBM’s Thomas Watson Research Division.  Earlier this week, Dr. Willebeek-LeMair was recognized with the “Shaping Information Security 2005” award for his leadership and vision in the security industry.  Dr Willebeek-LeMair was selected by a panel of judges and editors of the Info Security Product Guide 2005, a comprehensive resource of information security products and solutions, for his contributions that have helped transform the security market through technology, education and awareness.

I highlighted our voice product line in my opening.  We have now had two consecutive strong quarters of growth with this product line.  Key to this growth has been the exceptional market acceptance of our NBX product family, in particular the V3000.  But we are also pleased with the progress we are making with our enterprise-class product family, VCX.  The recently announced win at Edward Jones is indicative of what has been happening with our VCX-based solutions.  Our work with Edward Jones began two years ago.  Initially, we sold them NBX LAN-based voice products as stand-alone solutions for a small number of branch offices with outdated TDM products.  However, after a strategic review by Edward Jones of their long range plans to support their thousands of branch offices throughout the world, they came forward with an RFP requiring a completely integrated voice, data and video network capable of meeting their needs at both a headquarters as well as branch office environment for the next decade.  Over the past two years, we have faced fierce competition for this account from Cisco, Avaya and others, and after exhaustive evaluation and product testing 3Com was selected as the superior solution.  The first phase of the agreement includes the conversion of their corporate headquarters’ legacy voice system to an IP telephony solution based on 3Com products.  Since 3Com is directly selling the complete solution, revenue recognition will be based upon the completion of milestones that will begin to be met later this year.  However equipment has recently shipped and we are well into implementation.

Let me end with some comments about progress in strengthening our go-to-market capabilities.  As you know, in addition to enhancing our current channel partner programs, we are recruiting a new class of partners capable of supporting higher-end enterprise customers.  The Philips Business Communications relationship is an important milestone as 3Com will provide data products for solutions sold by Philips.  With an installed base measured in hundreds of millions of dollars and a strong presence in EMEA, this is the kind of channel that is necessary to support our continued expansion into the large enterprise segment.  In addition, we have substantially strengthened the Gold partner component of our Focus Partner program. Gold level partners focus on larger, enterprise-class channels and that is one of the reasons we have enjoyed substantial improvements in our Americas’ operations.  We expect to add more enterprise-class partners throughout the coming year.

On our call last quarter, with the third quarter’s improved revenue performance I commented that one quarter does not make a trend.  Well, now we have two quarters of revenue growth and it was done against a backdrop of revenue shortfalls announced by several competitors.  While this is encouraging, it is clear that we have much more work to do.  Our challenge is to build on this progress and to accelerate both top-line and bottom-line improvement throughout the coming fiscal year.

Let me turn the call over to Don Halsted who will review the financial details of our fourth fiscal quarter performance.

Comments on the Fourth Quarter of Fiscal 2005

To be delivered during the analyst conference call by

Don Halsted, 3Com executive vice president and chief financial officer

Revenue

Revenue for the quarter, which includes a fourteenth week, was $177 million, including $164 million for sales of enterprise networking products and $12 million for sales of connectivity products.

Compared to the third quarter of fiscal 2005, total revenue grew 10 percent and there was sequential growth in all three regions.  Sequentially, Americas revenue increased 20 percent, EMEA (Europe, Middle East and Africa) revenue increased 2 percent and Asia Pacific revenue increased 6 percent.  On a product line basis, worldwide revenue from enterprise networking products increased 11 percent sequentially, driven by a full quarter of TippingPoint product revenue and strong double-digit growth in voice and wireless.  Revenue from TippingPoint products was in-line with our expectations at $13 million, which is approximately flat compared to its last almost full quarter as a stand-alone company, but that quarter included about $1 million of previously deferred revenue.  Due to purchase accounting, this deferred revenue is not part of TippingPoint’s post-acquisition results.  Revenue from connectivity products decreased 5 percent sequentially.

Compared to the same period of fiscal 2004, total revenue decreased 4 percent.  Worldwide revenue from enterprise networking products increased by 1 percent from the prior year, while revenue from connectivity products decreased 40 percent as expected.

Gross Profit

Gross profit margin for the quarter was 35 percent, a decrease of 1 percentage point compared to the fiscal third quarter.  You may recall from the last earnings announcement that gross profit margins for the third quarter benefited 1 percentage point from a non-typical revenue sharing-agreement payment.  Gross profit for the fourth quarter includes approximately $2 million of planned unfavorable impact from the purchase accounting for TippingPoint.  Changes to our channel programs reduced rebates, which improved gross profits, but was generally replaced by increased demand generation activities.  Compared to the same period in fiscal 2004 gross profit margin declined 6 percentage points.

Operating Expenses

Total operating expenses for the current quarter were $125 million, including restructuring charges of $8 million, and amortization of intangible assets, primarily associated with the TippingPoint acquisition, of $4 million.  The fourth quarter’s restructuring charges included costs primarily related to the actions that we announced in the third quarter of fiscal 2005.

Sales and marketing, research and development, and general and administrative expenses totaled $113 million, which is a $15 million increase over the third quarter of fiscal 2005.  The sequential increase was primarily driven by the inclusion of a full quarter of TippingPoint expenses, the additional week in the fourth fiscal quarter and the further redirection of channel program investment from rebate programs to demand-generation activities.

Compared to the same period of fiscal 2004, these expenses increased $27 million or 32 percent.  The fiscal fourth quarter of 2004 operating expenses benefited by approximately $7 million from reductions in various reserves and accruals including bad debt, property and sales and uses taxes, and other miscellaneous items.  Therefore, this increase primarily reflects the combination of the sequential cost drivers discussed above and the absence of the $7 million benefit.

The number of full-time employees at the end of the quarter was approximately 1,850, compared to 1,900 at the end of the previous quarter.

Operating Loss

Our operating loss for the fourth quarter was $62 million, an increase of $6 million from the operating loss of $56 million reported for the previous quarter.  The higher operating costs were offset in part by higher gross profits.

Compared to the same period of fiscal 2004, the operating loss increased $39 million.  The primary drivers of the increased loss are the inclusion of a full quarter of TippingPoint,

including the effects of purchase accounting; the absence of net non-recurring benefits reported for the fourth quarter of fiscal 2004; lower volumes in the other 3Com products, including connectivity devices; and gross profit margin erosion resulting from price pressure and shifts in product mix.

Interest and Other Income

Interest and other income, net, was $6 million, which was an increase of $1 million over the prior quarter, driven primarily by higher interest rates and the fourteenth week in the fourth fiscal quarter.

Income Tax Provision

In the fourth quarter, the income tax provision was $2 million.

Equity Interest in Unconsolidated Huawei-3Com Joint Venture

In the fourth quarter we recorded a gain of $0.2 million as our share of the financial performance of the unconsolidated Huawei-3Com joint venture in its calendar first quarter.

During its calendar first quarter ended March 31, 2005, the Huawei-3Com joint venture revenue was $82 million, a decrease of 6 percent compared to calendar fourth quarter 2004.  This expected sequential decline resulted from a seasonally soft calendar first quarter due to the Chinese holidays.  Compared to the same period in the prior year, revenue grew 79 percent.  Gross margin for the quarter was 44 percent and the net income was approximately $0.4 million, which included approximately $7 million of amortization of intangible assets.  We have provided, at the end of the earnings release, a table that summarizes previously disclosed data for the Huawei-3Com joint venture along with the fourth quarter results.

Net Loss, Net Loss per Share, Weighted Average Shares Outstanding

Returning to 3Com’s results, the net loss for the fourth quarter was $58 million, or approximately $0.15 per share, of which restructuring and amortization represents about $0.03 per share.

The weighted average number of shares outstanding during the quarter was 383 million shares.  This net increase of 3 million shares from the prior quarter level of 380 million shares primarily reflects the exercise of stock options.

Stock Options Outstanding

There were 63 million stock options outstanding at the end of fourth quarter of fiscal 2005, compared to 64 million at the end of the third quarter.

Cash and Short-Term Investments

Cash, cash equivalents and short-term investments totaled $844 million, a net decrease of $39 million from the balance at the end of the previous quarter.  The change comprises an increase in cash and cash equivalents of $41 million and a decrease in short-term investments of $80 million.  Key components of the change in cash and cash equivalents are as follows:

•      Cash provided by net sales of short-term investments totaled $87 million;

•      Cash used in operations was $40 million, including approximately $6 million for restructuring-related payments;

•      Cash used for capital expenditures amounted to $7 million; and

•      Cash provided by stock issuance was $3 million.

Forward-Looking Guidance

My remaining comments include forward-looking statements about various matters pertaining to the first fiscal quarter of 2006.  Please refer to the safe harbor language in the earnings release and available on our Web site, for factors that could cause actual results to vary.

•      Overall in the first quarter of fiscal 2006, we expect total company revenue to be between $170 and $175 million resulting from seasonal softness in EMEA and a standard 13-week quarter, offset in part by continued sequential growth in the Americas.  Our guidance assumes that connectivity product revenues resume double-digit declines.

•      In the first fiscal quarter, we expect gross profit margins to improve to about 37 percent, with the increase primarily due to a full quarter of TippingPoint without any cost impact from purchase accounting.

•      In the first fiscal quarter, we expect sales and marketing, research and development, and general and administrative expenses to be about flat sequentially.

•      The first fiscal quarter will include annual royalty payments to certain suppliers totaling about $12 million.  Cash usage in the first quarter of fiscal 2005 reflected similar payments.

Next Earnings Call

For planning purposes, our Q1 earnings release is scheduled for Thursday, September 22, 2005.

I will turn the call back over to Bruce for a final remark prior to the question and answer period.

Concluding Remarks on the Fourth Quarter of Fiscal 2005

To be delivered during the analyst conference call by

Bruce Claflin, 3Com president and chief executive officer

Given the amount of change within 3Com and the fact that our last investor day was more than 18 months ago, we intend to host an investor conference in the fall. Current plans call for the event to be held in New York City on a date yet to be finalized. More details will be forthcoming.

3Com Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Year Ended
	June 3,	February 25,	May 28,	June 3,	May 28,
	2005	2005	2004	2005	2004

Sales	$176,642	$161,185	$183,345	$651,244	$698,884
Cost of sales	114,460	103,825	107,437	416,916	455,813

Gross profit	62,182	57,360	75,908	234,328	243,071

Operating expenses:
Sales and marketing	69,849	59,358	54,613	243,700	244,703
Research and development	27,215	24,445	20,071	94,584	95,195
General and administrative	15,817	13,959	10,723	59,833	74,245
Amortization of intangibles	4,084	1,716	1,473	8,989	7,026
In-process research and development	—	5,100	—	6,775	—
Restructuring charges	7,548	9,093	12,677	23,922	159,727
Total operating expenses	124,513	113,671	99,557	437,803	580,896

Operating loss	(62,331)	(56,311)	(23,649)	(203,475)	(337,825)

Gains (losses) on investments, net	(163)	1,661	415	1,580	(10,899)
Interest and other income, net	5,954	4,853	4,541	16,621	15,905

Loss from continuing operations before income taxes and equity interest in unconsolidated Huawei - 3Com joint venture	(56,540)	(49,797)	(18,693)	(185,274)	(332,819)

Income tax (provision) benefit	(1,988)	(959)	226	(3,490)	3,135
Equity interest in (loss) earnings of unconsolidated Huawei - 3Com joint venture	203	(2,249)	(390)	(6,922)	(17,179)

Loss from continuing operations	(58,325)	(53,005)	(18,857)	(195,686)	(346,863)

Discontinued operations, net of taxes	—	—	141	—	(2,400)

Net loss	$(58,325)	$(53,005)	$(18,716)	$(195,686)	$(349,263)

Basic and diluted loss per share:
Continuing operations	$(0.15)	$(0.14)	$(0.05)	$(0.51)	$(0.91)
Discontinued operations	—	—	—	—	(0.01)

Net loss	$(0.15)	$(0.14)	$(0.05)	$(0.51)	$(0.92)

Shares used in computing basic and diluted per share amounts	383,009	379,946	390,833	382,309	379,766

3Com Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 3,	May 28,
	2005	2004
ASSETS

Current assets:
Cash and short-term investments	$844,104	$1,383,356
Accounts receivable, net	61,664	66,372
Inventories	29,311	27,679
Other current assets	42,430	42,270

Total current assets	977,509	1,519,677

Property & equipment, net, and assets held for sale	69,535	114,599
Investment in joint venture	135,969	142,891
Other assets	33,705	37,743
Intangibles, net	65,882	5,009
Goodwill	310,367	899

Total assets	$1,592,967	$1,820,818

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$99,632	$80,408
Accrued liabilities and other	209,928	226,161

Total current liabilities	309,560	306,569

Deferred revenue and long-term obligations	8,484	15,135
Stockholders’ equity	1,274,923	1,499,114

Total liabilities and stockholders’ equity	$1,592,967	$1,820,818

Additional Financial Data

(in thousands, except percentages and per share amounts)

(unaudited)

Sales by Geography

	Three Months Ended
	June 3, 2005	February 25, 2005	$ Change	% Change

Americas	$76,260	$63,712	$12,548	20%
Europe, Middle East and Africa	78,041	76,393	$1,648	2%
Asia Pacific Rim	22,341	21,080	$1,261	6%

Total Sales	$176,642	$161,185	$15,457	10%

Stock Options

			Outstanding Options as of June 3, 2005
Range of exercise price			Number of shares	Weighted average exercise price

$0.00	-	4.00	14,462	$1.99
4.01	-	5.00	13,905	4.60
5.01	-	6.00	15,599	5.57
6.01	-	7.00	3,588	6.23
7.01	-	8.00	3,621	7.52
8.01	-	22.00	12,184	11.51

Total			63,359	$5.83

Additional Financial Data

Huawei-3Com Joint Venture

(in thousands)

(unaudited)

	CY 2004 (a)					CY 2005 (a)
	Quarter Ended					Quarter Ended
	03/31/04	06/30/04	09/30/04	12/31/04	YTD	03/31/05

Sales	$46,030	$62,700	$65,880	$87,116	$261,726	$82,281

Gross profit	17,861	24,590	26,178	33,717	$102,346	36,013
— As a % of sales	38.8%	39.2%	39.7%	38.7%	39.1%	43.8%

Net profit (loss) (b)	(796)	(5,239)	(4,712)	(4,589)	$(15,336)	415

3Com equity in earnings (loss)	$(390)	$(2,567)	$(2,309)	$(2,249)	$(7,515)	$203

Notes:

(a)           The Huawei-3Com Joint Venture (H-3C) reports on a calendar years basis.  H-3C was formed and commenced operations in November 2003.

(b)           In determining 3Com’s share of H-3C’s net earnings or loss, certain adjustments to H-3C’s reported results are required. Such adjustments are made primarily to defer H-3C’s sales and gross profit related to products sold to 3Com that remained in 3Com’s inventory at the end of the accounting period, and to recognize amortization expense associated with Huawei’s contributed intangible assets.